Press Release

Source:	BNC Bancorp

Contact:	W. Swope Montgomery, Jr.
President and CEO
336-476-9200

BNC Bancorp Continues to Post Strong Asset Growth in the Second Quarter

THOMASVILLE, N.C., / -- BNC Bancorp (NASDAQ: BNCN) today reported operating results for the quarter and six-month periods ended June 30, 2008.

Total assets as of June 30, 2008 were $1.2 billion, an increase of 7.4 percent from the $1.13 billion at December 31, 2007, and a 13.4 percent increase compared with the $1.07 billion as of June 30, 2007. Total loans were $999.2 million, up 7.1 percent and 14.1 percent compared to total loans at December 31, 2007 and June 30, 2007, respectively.

For the quarter ended June 30, 2008, the Company reported a decline in net income of 56.8 percent to $915,000 from $2.1 million a year earlier. Diluted per-share earnings were $0.12, down 60.0 percent from the $0.30 reported for the second quarter of 2007. Adjusted for the one time pre-tax charges of $650,000 relating to the separation of employment settlement with a former executive officer, net income for the quarter was $1.3 million, or $0.18 per diluted share, a 36.7 percent and 39.7 percent decline respectively.

For the six-month period ended June 30, 2008, the Company reported net income of $2.62 million, a decrease of 35.2% when compared to the $4.04 million reported for the first six months of 2007. Diluted earnings per share decreased to $0.35 for the six-month period, compared to $0.57 reported for same period in 2007. Adjusted for the $650,000 pre-tax charge outline above, net income for the first six months of 2008 was $3.04 million, or $0.41 per diluted share, a 24.6 percent and 28.1 percent decline respectively.

Tax equivalent net interest income for the second quarter of 2008 increased $163,000 or 1.9 percent compared to the same three-month period in 2007. Components of the change in net interest income were: the increase in earning assets contributed a $1.18 million increase, while the reduction in net interest margin reduced net interest income by $1.02 million. The Company reported a tax equivalent net interest margin of 3.19% for the second quarter of 2008, compared to 3.29% for the first quarter of 2008, and 3.71% for the second quarter of 2007. The decrease in net interest margin over the last year resulted from the recent actions by the Federal Reserve to aggressively reduce key benchmark rates coupled by elevated short-term deposit rates.

W. Swope Montgomery, Jr., President and Chief Executive Officer, said, "While the results for the quarter were not on par with historical expectations, there are many positives, as well as obvious challenges, highlighted below.”

•
Despite net interest margin declining from 3.71% in the second quarter of 2007 to 3.19% in the current quarter, tax equivalent net interest income increased by 1.9 percent when comparing corresponding quarters. The strong dynamics of our markets and the established following of our talented bankers continues to propel the growth of our Company despite the economic slowdown.

•
During the first half of 2008, we continued to recruit and attract seasoned bankers to further fortify and expand our support infrastructure and market coverage. We moved into a new office in Mooresville, and are preparing to open our second full-service office in High Point. We expect to open the new High Point office without additional FTE’s; the staff will come from our existing employee base.

•
Because non-taxable income from municipal bonds and bank owned life insurance represent a substantially larger portion of income before income taxes, the effective tax rate for the quarter was 8.4 percent, down from 29.7 percent for the second quarter of 2007 and 29.0 percent for the first quarter of 2008. The effective tax rate was 23.0 percent for the first six months of 2008, down from 29.7 percent for the same period in 2007.

•
Increases in non-interest expense during the first six months were abnormally high, with much of the increase related to one-time events, or in areas where initiatives are underway to produce significant savings going forward, including the following:

1.
One-time separation of employment charges: The Company incurred one-time contract resolution costs of $558,000, and a one-time post-retirement split dollar accrual equaled to $92,000. We anticipate this action will produce annual savings of approximately $400,000 going forward.

2.	Legal fees: The Company incurred legal fees during the first half of 2008 of $150,000 more than for the comparable six month period in 2007. Much of this increase related to several one-time projects.

3.
Accounting and Auditing: Expenses in these areas increased approximately $200,000 versus the first six months of 2007. To address this increase, BNC has recently added staff to its in-house audit department sufficient to handle most general and SEC regulatory related audit responsibilities going forward. We expect this move to result in a net savings of $200,000 annually in audit related costs. In addition, as a measure of prudence and caution, $50,000 of the increase in audit costs for the first six months of 2008 relates to greater third-party credit review and assessment. We anticipate this additional cost will be ongoing for the remainder of 2008.

4.
FDIC insurance: The FDIC began reassessing premiums in the second quarter of 2007. After exhausting credits we incurred minimal charges in the first half of 2007, compared to charges for the first six months of 2008 of approximately $330,000.

5.
Other Real Estate: The Company took a one-time charge of $350,000 on a single family residential property in OREO where structural issues resulted in the sales price being 40 percent below comparable homes in the subject neighborhood. Of the remaining $1.8 million in OREO, we currently have executed contracts at carrying value or above on $1.5 million.

“Despite the challenges facing our industry, management is continuously evaluating ways to make our Company stronger and more profitable. We are excited about the many strategic initiatives currently being implemented that should lead to stronger financial results in future periods. While Ralph Strayhorn, the President of SterlingSouth Bank prior to our acquisition in 2006, has been very instrumental in uniting our two organizations over the past two years, the separation was a mutual decision benefiting both parties. This settlement contributed significantly to an internal goal of identifying and extracting $1.5 million+ in annual non-interest expense savings. Another area of significant savings going forward will be from expenses associated with professional and service related fees. We have primarily utilized an “out-sourcing” approach for most data processing, audit, and financial reporting services. We are enhancing our internal infrastructure in certain of these areas which will provide significant cost savings going forward,” said Montgomery.

Non-performing assets as a percentage of total assets at June 30, 2008 were at .89 percent, up from .54 percent as of December 31, 2007, and up from .31 percent at June 30, 2007. The allowance for loan and lease losses has increased $1.21 million, or 10.8 percent, from a year ago. The allowance for loan and lease losses of $12.45 million is 1.25 percent of June 30, 2008 total loans outstanding, up from 1.24 percent at the prior quarter end, and down from 1.28 percent in the second quarter last year. The second quarter provision for loan losses expense was $1.15 million, an increase of $500,000 from the same quarter in 2007. Net charge-offs for the quarter were $893,000, or at an annualized rate of 0.36 percent, an increase compared to the $155,000, or 0.08 percent level in the second quarter of 2007.

“As anticipated, we did see an increase in non-performing assets (NPA’s) during the quarter and an uptick in the level of net charge-offs relative to historical averages," Montgomery continued. "The increase in NPA’s for the quarter was primarily attributable to one large residential construction and development relationship of $4.5 million that was placed on non-accrual during the quarter. Based on recent appraisals and conversations with interested parties, we are confident that we have allocated sufficient reserves within our allowance for loan losses to cover potential losses. Our company is working very diligently during this challenging period to resolve each of the non-performing relationships and keep our charge-offs at manageable levels," Montgomery explained.

Montgomery continued, “There are challenges that our Company and our industry are facing which are new to us all. I am very proud of the way our entire team has rallied around our strategic initiatives, and adapted to the many changes necessary to continue to elevate performance in this environment. With capital markets seized up for financial institutions, we are fully aware that new capital will come primarily from internally generated earnings, and across our footprint and throughout our team we are committed to making an already efficient growth company even more so. We are in strong markets with a wealth of experience on the ground in each of these areas. Despite our efforts at creating greater efficiency, it’s now more than ever we are delighted to have invested in the experienced and seasoned bankers that represent our company daily.”

BNC Bancorp is the parent Company of Bank of North Carolina, a $1.2 billion commercial bank that provides a complete line of banking and financial services to individuals and businesses through full-service banking offices located in the cities of Thomasville, High Point, Salisbury, Greensboro, Archdale, Lexington, Kernersville, Harrisburg, Welcome and Oak Ridge, North Carolina. In addition, the Bank operates limited service banking offices in Winston-Salem and Mooresville, North Carolina. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s stock is quoted in the Nasdaq Capital Market under the symbol “BNCN.”

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CAUTION REGARDING FORWARD-LOOKING STATEMENTS
From time to time, we make written and oral forward-looking statements within the meaning of certain securities laws, including in this press release, in other filings with the U.S. Securities and Exchange Commission, in reports to shareholders and in other communications. These forward-looking statements include, among others, statements with respect to our objectives for 2008 and beyond, and the medium and long terms strategies to achieve those objectives, as well as statements with respect to our beliefs, plans, expectations, anticipations, estimates and intentions.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that predictions, forecasts, projections and other forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. These factors include, but are not limited to, the strength of the North Carolina economy in general and the strength of the local economies within North Carolina in which we conduct operations; the strength of the United States economy; the effects of changes in monetary and fiscal policy, including changes in interest rate policies of the Board of Governors of the Federal Reserve System in the United States; judicial decisions; the effects of competition in the markets in which we operate; inflation; the timely development and introduction of new products and services in receptive markets; the impact of changes in the laws and regulations regulating financial services (including banking, insurance and securities); changes in tax laws; technological changes; our ability to complete strategic acquisitions and to integrate acquisitions; judicial or regulatory proceedings; changes in consumer spending and saving habits; the possible impact on our businesses of international conflicts and other developments including those relating to the war on terrorism; and our anticipation of and success in managing the risks implicated by the foregoing.

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands, except per share data)
(Unaudited)
	For the
	Three Months Ended
	June 30, 2008	June 30, 2007
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$17,182	$18,146	-5.3%
Interest expense	8,983	10,090	(11.0)
Net interest income	8,199	8,056	1.8
Provision for loan losses	1,150	650	76.9
Net interest income after provision for loan losses	7,049	7,406	(4.8)
Noninterest income	1,625	1,307	24.3
Noninterest expense	7,675	5,700	34.7
Income before income tax expense	999	3,013	(66.8)
Provision for income taxes	84	895	(90.6)
Net income	915	2,118	(56.8)

PER SHARE DATA
Earnings per share, basic	$0.13	$0.31	-58.1%
Earnings per share, diluted	$0.12	0.30	(60.0)

Weighted average common shares outstanding:
Basic	7,299,672	6,848,914
Diluted	7,410,722	7,088,178

PERFORMANCE RATIOS
Return on average assets	0.31%	0.84%
Return on average equity	4.20%	11.44%
Return on average tangible equity	6.20%	18.52%
Net yield on earning assets (taxable equivalent)	3.19%	3.71%
Average equity to average assets	7.29%	7.32%
Ratio of net charge-offs to average loans, annualized	0.36%	0.08%

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands, except per share data)
(Unaudited)

	For the
	Six Months Ended
	June 30, 2008	June 30, 2007	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$35,584	$34,988	1.7%
Interest expense	19,193	19,272	(0.4)
Net interest income	16,391	15,716	4.3
Provision for loan losses	1,875	1,200	56.3
Net interest income after provision for loan losses	14,516	14,516	0.0
Noninterest income	3,000	2,511	19.5
Noninterest expense	14,121	11,288	25.1
Income before income tax expense	3,395	5,739	(40.8)
Provision for income taxes	780	1,704	(54.2)
Net income	2,615	4,035	(35.2)

PER SHARE DATA
Earnings per share, basic	$0.36	$0.59	-39.0%
Earnings per share, diluted	$0.35	$0.57	(38.6)

Weighted average common shares outstanding:
Basic	7,289,160	6,824,935
Diluted	7,416,912	7,080,921

PERFORMANCE RATIOS
Return on average assets	0.45%	0.82%
Return on average equity	6.05%	11.04%
Return on average tangible equity	8.95%	17.95%
Net yield on earning assets (taxable equivalent)	3.24%	3.75%
Average equity to average assets	7.36%	7.47%
Allowance for loan losses as a % of total loans	1.25%	1.28%
Non-performing assets to total assets, end of period	0.89%	0.31%
Ratio of net charge-offs to average loans, annualized	0.25%	0.09%

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands, except per share data)
(Unaudited)

	For the
	Three Months Ended
	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007	December 31, 2006
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$17,182	$18,402	$19,262	$19,420	$18,146	$16,616
Interest expense	8,983	10,210	11,003	10,990	10,090	8,509
Net interest income	8,199	8,192	8,259	8,430	8,056	8,107
Provision for loan losses	1,150	725	750	1,140	650	780
Net interest income after provision for loan losses	7,049	7,467	7,509	7,290	7,406	7,327
Noninterest income	1,625	1,375	1,483	1,255	1,307	1,152
Noninterest expense	7,675	6,446	6,839	5,941	5,700	5,540
Income before income tax expense	999	2,396	2,153	2,604	3,013	2,939
Provision for income taxes	84	696	600	754	895	878
Net income	915	1,700	1,553	1,850	2,118	2,041

Net interest income, as reported	$8,199	$8,192	$8,259	$8,430	$8,056	$8,107
Tax-equivalent adjustment	421	412	360	422	401	411
Net interest income, tax-equivalent	8,620	8,604	8,619	8,852	8,457	8,518

PER SHARE DATA
Earnings per share, basic	$0.13	$0.23	$0.22	$0.27	$0.31	$0.30
Earnings per share, diluted	0.12	0.23	0.22	0.26	0.30	0.29

Weighted average common shares outstanding:
Basic	7,299,672	7,278,648	6,914,320	6,895,012	6,848,914	6,698,899
Diluted	7,410,722	7,422,815	7,097,902	7,093,801	7,088,178	7,026,623

PERFORMANCE RATIOS
Return on average assets	0.31%	0.59%	0.56%	0.68%	0.84%	0.88%
Return on average equity	4.20%	7.90%	7.61%	9.67%	11.44%	11.32%
Return on average tangible equity	6.20%	11.73%	11.70%	15.44%	18.52%	19.13%
Net yield on earning assets (taxable equivalent)	3.19%	3.29%	3.37%	3.55%	3.71%	4.09%
Average equity to average assets	7.29%	7.43%	7.29%	7.03%	7.32%	7.77%

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands) (Unaudited)

	As of
	June 30, 2008	June 30, 2007	% Change
SELECTED BALANCE SHEET DATA
End of period balances

Total loans	$999,207	$875,505	14.1%
Allowance for loan losses	12,455	11,243	10.8
Loans, net of allowance for loan losses	986,752	864,262	14.2
Securities, available for sale	94,175	79,133	19.0
Total Assets	1,213,817	1,070,615	13.4

Deposits:
Noninterest-bearing deposits	67,969	71,653	(5.1)
Interest-bearing demand and savings	191,287	205,170	(6.8)
CD's and other time deposits	670,070	621,160	7.9
Total deposits	929,326	897,983	3.5
Borrowed Funds	191,849	92,149	108.2
Total interest-bearing liabilities	1,053,206	918,479	14.7
Shareholders' Equity	86,145	74,970	14.9

	As of
	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007	December 31, 2006
SELECTED BALANCE SHEET DATA
End of period balances

Total loans	$999,207	$983,076	$932,562	$905,259	$875,505	$774,664
Allowance for loan losses	12,455	12,197	11,784	11,479	11,243	10,400
Loans, net of allowance for loan losses	986,752	970,879	920,778	893,780	864,262	764,264
Securities, available for sale	94,175	88,646	86,683	84,917	79,133	76,700
Total Assets	1,213,817	1,186,172	1,130,112	1,098,263	1,070,615	951,731

Deposits:
Noninterest-bearing deposits	67,969	72,647	67,552	69,399	71,653	65,932
Interest-bearing demand and savings	191,287	208,639	216,896	216,865	205,170	189,624
CD's and other time deposits	670,070	647,342	570,682	611,674	621,160	531,221
Total Deposits	929,326	928,628	855,130	897,938	897,983	786,777
Borrowed Funds	191,849	163,663	182,641	117,482	92,149	86,386
Total interest-bearing liabilities	1,053,206	1,019,644	970,219	946,021	918,479	807,231
Shareholders' Equity	86,145	86,776	86,392	78,242	74,970	72,523

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands)
(Unaudited)

	For the Three Month Period Ended
	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007	December 31, 2006
SELECTED BALANCE SHEET DATA
Quarterly average balances

Loans, net of allowance for loan losses	982,923	949,627	909,571	886,557	824,509	745,829
Securities, available for sale	91,068	88,336	81,632	84,064	75,982	72,504
Total earning assets	1,085,176	1,048,980	1,008,427	990,099	914,527	826,706
Total Assets	1,200,266	1,160,622	1,109,313	1,080,473	1,014,860	922,335

Deposits:
Noninterest-bearing deposits	70,805	73,139	68,992	68,204	69,438	70,140
Interest-bearing demand and savings	197,135	214,563	215,630	215,094	202,839	186,793
CD's and other time deposits	658,980	592,452	590,648	619,084	563,500	495,338
Total Deposits	926,920	880,154	875,270	902,382	835,777	752,271
Borrowed Funds	180,267	188,195	149,254	96,114	98,548	95,948
Total interest-bearing liabilities	1,036,382	995,210	955,532	930,292	864,887	778,079
Shareholders' Equity	87,518	86,278	80,919	75,931	74,258	71,752